Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is MEDAREX, INC.

ARTICLE II

The address of the Corporation’s registered office in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628.  The name of its current registered agent at such address is The Corporation Trust Company.

ARTICLE III

The objects and purposes of the Corporation shall be to engage in any other activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE IV

The amount of the total authorized capital stock of the Corporation shall be One Thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be such number, not less than one nor more than twenty-five, as may, from time to time, be determined in accordance with the By-Laws. The number of directors constituting the current Board of Directors of the Corporation is three (3). The names and addresses of said directors are as follows:

Dr. Jeremy Levin - Route 206 & Province Line Road, Princeton, New Jersey 08540

David T. Bonk - Route 206 & Province Line Road, Princeton, New Jersey 08540

Jeffrey Galik - Route 206 & Province Line Road, Princeton, New Jersey 08540

ARTICLE VI

To the full extent from time to time permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or to any of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders except for liability for any breach of duty based upon an act or omission (a) in breach of such director’s or officer’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such director or officer of an improper personal benefit.  Neither the amendment or repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the protection afforded by this Article VI to a director or officer of the Corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article VI would have accrued or arisen, prior to such amendment, repeal or adoption.

ARTICLE VII

The Corporation shall indemnify its directors and officers to the full extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amended and Restated Certificate of Incorporation as of the 31st day of August, 2009.

MEDAREX, INC.

By:	/s/ Jeremy Levin
Name: Jeremy Levin
Title: President

[Signature Page to Amended and Restated Certificate of Incorporation]